Exhibit 99.1

COST PLUS, INC. REPORTS THIRD QUARTER EARNINGS AND PROVIDES FOURTH QUARTER

EARNINGS GUIDANCE

Oakland, CA – November 19, 2004 — Cost Plus, Inc. (Nasdaq: CPWM) announced today net income for the third quarter of fiscal 2004 of $0.4 million versus $0.9 million for the third quarter of fiscal 2003. Earnings per diluted share were $0.02 for the quarter compared to $0.04 last year. Earnings were in line with prior guidance issued on November 4, 2004. Year-to-date financial results set a record with net income of $7.0 million or $0.31 per diluted share compared with net income of $6.3 million or $0.28 per diluted share last year.

For the third quarter, net sales increased 12.0% to $190.4 million from $170.0 million last year. Same store sales increased 0.5% on top of a 1.2% increase last year. Year-to-date, net sales were $565.6 million, a 15.7% increase from $489.0 million for the same period last year, with same store sales growing 2.3% on top of a 2.5% prior year increase.

Nine new stores were opened during the quarter, as planned. The Company also reported today that the eight new stores planned for the fourth quarter were opened by November 18, 2004, making a net total of 33 new stores opened in fiscal 2004.

Murray Dashe, Chairman, CEO and President said: “Although customer traffic was inconsistent during the third quarter, we saw a marked improvement in traffic trends in the last two weeks of October. We are confident that our assortments are now ready for the Holiday rush, and if traffic now remains consistent, we are comfortable that we should achieve the current earnings consensus for the fourth fiscal quarter of $1.32 per fully diluted share.”

Under its common stock repurchase program, in the third fiscal quarter the Company repurchased 150,000 shares of common stock for a total cost of $4.8 million, bringing the year-to-date purchases to 425,500 shares at a total cost of $14.9 million. On November 18, 2004 the Company’s Board of Directors authorized the repurchase of an additional 1 million shares under the program leaving a total of 1,074,500 shares available for repurchase. The program does not require the Company to repurchase any shares and the program can be discontinued at any time.

Earnings guidance for the fourth quarter of fiscal 2004 is at $1.32 per diluted share and is predicated on the following major assumptions:

•	Opening of eight new stores versus ten in the fourth quarter last year. One new store opening in last year’s fourth quarter was a replacement for a store that closed.

•	Same-store sales up approximately 2.5% on top of a 3.1% increase in the prior year.

•	Total sales up approximately 14% to $356 million.

•	Gross profit rate at approximately 36.3%, the same as in the prior year, primarily due to improved merchandise margins offset by higher fuel and occupancy costs.

•	SG&A rate at approximately 22.3% versus 22.1% last year with the current year increase due almost entirely to professional fees associated with the documentation and testing of internal controls under Sarbanes-Oxley.

•	Pre-tax income at approximately $47 million versus $42 million in the fourth quarter of 2003.

•	An effective income tax rate of 38% in the current year vs. 36% in the prior year.

•	Net income of approximately $29 million versus $27 million last year.

•	Estimated earnings per diluted share of $1.32 versus $1.18 last year, with weighted average diluted shares outstanding of 22.4 million versus 22.6 million last year.

Earnings guidance for the full fiscal year is at $1.63 per share with weighted average shares outstanding of 22.4 million.

The Company’s third quarter earnings conference call will be today, November 19, 2004, at 8:00 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 357-1950 or (212) 231-6029. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21211573, from 10:00 a.m. PST Friday to 10:00 a.m. PST on Monday, November 22. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.costplus.com. The replay will be available approximately 60 minutes after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of November 19, 2004, the Company operated 237 stores in 30 states, compared to 204 stores in 26 states at the same time last year.

The above statements relating to anticipated fourth quarter and full year 2004 financial results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions or international conflicts that affect consumer spending; the potential effect of adverse weather on Holiday shopping; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; further terrorist attacks and our nation’s response thereto; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300
or
John Luttrell
(510) 808-9119

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	Third Quarter
	October 30, 2004		November 1, 2003
Net sales	$190,416	100.0%	$170,019	100.0%
Cost of sales and occupancy	128,309	67.4	113,061	66.5
Gross profit	62,107	32.6	56,958	33.5

Selling, general and administrative expenses	59,292	31.1	53,067	31.2
Store preopening expenses	1,543	0.8	1,567	0.9

Income from operations	1,272	0.7	2,324	1.4
Net interest expense	677	0.4	962	0.6

Income before income taxes	595	0.3	1,362	0.8
Income taxes	226	0.1	504	0.3

Net income	$369	0.2%	$858	0.5%

Net income per share - diluted	$0.02		$0.04

Weighted average shares outstanding- diluted	22,276		22,537

New stores opened	9		8

	For the Nine Months Ended
	October 30, 2004		November 1, 2003
Net sales	$565,619	100.0%	$488,997	100.0%
Cost of sales and occupancy	377,168	66.7	322,678	66.0
Gross profit	188,451	33.3	166,319	34.0

Selling, general and administrative expenses	170,035	30.1	150,148	30.7
Store preopening expenses	4,792	0.8	3,834	0.8

Income from operations	13,624	2.4	12,337	2.5
Net interest expense	2,258	0.4	2,346	0.5

Income before income taxes	11,366	2.0	9,991	2.0
Income taxes	4,319	0.8	3,697	0.7

Net income	$7,047	1.2%	$6,294	1.3%

Net income per share - diluted	$0.31		$0.28

Weighted average shares outstanding- diluted	22,380		22,228

New stores opened	26		21

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	October 30, 2004	November 1, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,549	$3,705
Merchandise inventories	282,994	250,244
Other current assets	23,758	22,914

Total current assets	311,301	276,863

Property and equipment, net	149,699	123,408
Goodwill	4,178	4,178
Other assets	6,477	8,901

Total assets	$471,655	$413,350

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,163	$59,885
Income taxes payable	—	157
Accrued compensation	7,384	9,255
Line of Credit	32,500	35,900
Notes payable	1,601	—
Other current liabilities	20,919	18,347

Total current liabilities	131,567	123,544

Capital lease obligations	15,580	36,632
Notes payable	37,925	—
Other long-term obligations	18,470	14,127

Shareholders’ equity:
Common stock	218	218
Additional paid-in capital	156,015	147,074
Retained earnings	113,245	91,755
Other comprehensive income	(1,365)	—

Total shareholders’ equity	268,113	239,047

Total liabilities and shareholders’ equity	$471,655	$413,350

Contact:

Murray Dashe

(510) 893-7300

or

John Luttrell

(510) 808-9119

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